UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )
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GreenHunter Energy, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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1048 Texan Trail
Grapevine, TX 76051
Notice of Annual Meeting of Stockholders
To our Stockholders:
          You are hereby notified that our 2009 Annual Meeting of Stockholders of GreenHunter Energy, Inc. (the “Company”) will be held at our corporate offices located at 1048 Texan Trail, Grapevine, Texas 76051, on Monday, October 19, 2009, at 10:30 A.M., Central Time (CST) for the following purposes:
(1)	To vote on a proposal to amend the Company’s Bylaws to provide for the establishment of a classified Board of Directors;

(2)	To elect three (3) Directors; if Proposal No. 1 is approved, one (1) will be elected to serve a one year term, one (1) will be elected to serve a two year term and one (1) will be elected to serve a three year term; if Proposal No. 1 is not approved, all will serve until the 2010 Annual Meeting or until their respective successors are duly elected and qualified;

(3)	To ratify the appointment of Hein & Associates as the Company’s independent auditors to examine the accounts of the Company for the fiscal year ending December 31, 2009; and

(4)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
          The Board of Directors has fixed Friday, August 28, 2009, as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. Only holders of record of GreenHunter Energy, Inc.’s (i) Common Stock, par value $.001 per share, (ii) 2007 Series A 8% Convertible Preferred Stock and (iii) 2008 Series B Convertible Preferred Stock at the close of business on the Record Date are entitled to vote on all matters coming before the meeting or any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the meeting will be maintained in the Company’s offices at 1048 Texan Trail, Grapevine, Texas 76051 for ten days prior to the meeting.
          Your vote is important. The voting stock of the Company should be represented as fully as possible at the meeting. The enclosed proxy is solicited by the Board of Directors of the Company. Whether or not you plan to attend the meeting in person, please mark, execute, date and return the enclosed proxy in the envelope provided, which requires no postage if mailed within the United States. The return of the enclosed proxy will not affect your right to vote in person if you do attend the meeting. If your shares are held in a street name by a broker or bank, you will need to obtain a written proxy from the broker, bank or other nominee holding your shares to be able to vote at the meeting.

By Order of the Board of Directors

Grapevine, Texas	Gary C. Evans
September 2, 2009	Chairman, President and
Chief Executive Officer
WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, YOU ARE URGED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD PROMPTLY. IF YOU ATTEND THE MEETING, YOU CAN VOTE EITHER IN PERSON OR BY YOUR PROXY. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

GreenHunter Energy, Inc.
1048 Texan Trail
Grapevine, TX 76051

PROXY STATEMENT

          The proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Company’s Annual Meeting of Stockholders, which will be held on Monday, October 19, 2009, at 10:30 A.M., Central Time (CST), at our corporate offices located at 1048 Texan Trail, Grapevine, Texas 76051, or any adjournment thereof.
          We anticipate that this proxy statement, proxy card and our 2008 annual report to stockholders will be mailed on or before September 2, 2009.
RECORD DATE AND VOTING SECURITIES OUTSTANDING
          Our Board of Directors has fixed the record date for the annual meeting as of the close of business on Friday, August 28, 2009. Holders of the Company’s Common Stock, at the close of business on the record date will be entitled to one vote per share on all proper business brought before the Meeting. At the close of business on August 28, 2009, the record date fixed for the determination of stockholders entitled to notice of and to vote at the meeting, there were outstanding 22,116,464 shares of the Company’s Common Stock, $.001 par value (the “Common Stock”).
          In addition, the holders of the Company’s 2007 Series A 8% Convertible Preferred Stock and 2008 Series A Convertible Preferred Stock are entitled, on all matters submitted for a vote of the holders of shares of Common Stock, to a number of votes per share equal to the number of shares of Common Stock issuable upon conversion of one share of the 2007 Series A 8% Convertible Preferred Stock and 2008 Series B Convertible Preferred Stock on the date of such vote. As of August 28, 2009, there are currently 6,750 shares of 2007 Series A 8% Convertible Preferred Stock issued and outstanding, which are convertible into 1,350,000 shares of Common Stock and 10,575 shares of 2008 Series A Convertible Preferred Stock issued and outstanding, which are convertible into 1,410,000 shares of Common Stock.
VOTING OF SECURITIES
          A proxy card is included with this statement. In order to be valid and acted upon at the annual meeting, your proxy card must be received by the secretary of GreenHunter Energy, Inc. or by the transfer agent, Securities Transfer Corporation, 2591 Dallas Parkway, Suite 102, Frisco, Texas, 75034, before the time set for the holding of the meeting or any adjournment thereof.
          If you submit a proxy, you may revoke it any time prior to the meeting, or if you attend the meeting personally, you may revoke your proxy at that time and vote in person. In addition, you may revoke your proxy by any later dated proxy. A later dated written proxy may be deposited at either our registered office or our principal place of business, at any time up to the time of the meeting, or with the Chairman of the meeting on the day of the meeting. However, you should note that your mere presence at the meeting will not constitute a revocation of a previously submitted proxy. If your shares are held in a street name by a broker or bank, you will need to obtain a written proxy from the broker, bank or other nominee holding your shares to be able to vote at the meeting.
          The presence at the Meeting, in person or by proxy, of the holders of a majority of such outstanding shares will constitute a quorum. All matters brought before the Meeting will be decided by a majority of the shares represented in person or by proxy. Stockholders do not have cumulative voting rights in the election of directors.

If you do not wish to vote for a particular nominee, you must clearly identify such nominee on your proxy card. We will include abstentions in the vote totals, which means that they have the same effect on each proposal as a negative vote. However, broker non-votes, if any, will not be included in the vote totals and therefore will not have any effect.
          The Board of Directors does not intend to bring any matter before the meeting except as specifically indicated in the notice and does not know of anyone else who intends to do so. However, if any other matters properly come before the meeting, then the persons named in the enclosed proxy, or their duly constituted substitutes acting at the meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment in such matters. If the enclosed proxy is properly executed and returned prior to voting at the meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, the shares will be voted “FOR” the nominees of the Board of Directors and “FOR” the remaining proposal(s). Our Board has designated Gary C. Evans and/or Morgan F. Johnston to serve as proxies.
PERSONS MAKING THE SOLICITATION
          We will bear all the costs incurred in the preparation and mailing of the proxy, proxy statement, notice of annual meeting and annual report. In addition to solicitation by mail, our directors, officers or employees may solicit proxies by personal interviews, telephone or other means of communication. If they do so, these individuals will not receive any special compensation for these services. We may also retain a proxy solicitor to assist us with the distribution and solicitation of proxies for the meeting at our expense.
PROPOSAL I.
APPROVAL OF A CLASSIFIED BOARD OF DIRECTORS
          The Company’s Board of Directors has approved and recommended that the stockholders of the Company approve an amendment to the Company’s Bylaws to provide for the classification of the Board of Directors into three (3) classes of Directors with staggered terms of office. At present, the Company’s Board of Directors is comprised of a single class of three (3) directors, all of whom are elected at each annual meeting.
          Delaware law permits the Company to amend its Bylaws to provide for a classified board of directors. The proposed classified board amendment to the Company’s Bylaws would provide that Directors will be classified into three (3) classes, as nearly equal in number as possible. One class would hold office initially for a term expiring at the next Annual Meeting of Stockholders; a second class would hold office initially for a term expiring at the 2011 Annual Meeting of Stockholders; and another class would hold office initially for a term expiring at the 2012 Annual Meeting of Stockholders. At each Annual Meeting following this initial classification and election, the successors to the class of directors whose terms expire at that meeting would be elected for a term of office to expire at the third succeeding Annual Meeting after their election, and until their successors have been duly elected and qualified. Directors chosen to fill vacancies on the classified board would hold office for the remainder of the term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.
          Members in each class would be elected at the Meeting. Directors initially elected in Class I, i.e. Ronald H. Walker, would serve until the annual meeting of stockholders in 2010; directors initially elected in Class II, i.e. Ronald D. Ormand, would serve until the annual meeting of stockholders in 2011; and directors initially elected in Class III, i.e. Gary C. Evans, would serve until the annual meeting of stockholders in 2012.
          See “Item II. Election of Directors” for information regarding the nominees for Directors and the composition of each class of Directors if this proposal is adopted. If the proposed amendment to the Company’s Bylaws is not approved, the three nominees to serve as directors will be nominated to serve a one-year term until the next Annual Meeting of Stockholders and until their successors are elected and qualified.
          Stockholders should be aware that the proposed classified board will extend the time required to effect a change in control of the Board of Directors and may discourage hostile takeover bids for the Company. If the Company implements a classified board of directors, it will take at least three (3) annual meetings for a majority of stockholders to make a change in control of the Board of Directors because only one-third of the Directors will be elected at each annual meeting.

          Advantages. The Company’s Board of Directors has observed that certain tactics, including the accumulation of substantial stock positions as a prelude to an attempted takeover or significant corporate restructuring, have become relatively common in corporate takeover practice. The Board of Directors is of the opinion that such tactics can be highly disruptive to a company and can result in dissimilar treatment of a company’s stockholders. The Board of Directors believes that the classified board proposal will assist the Board of Directors in protecting the interests of the Company’s stockholders in the event of an unsolicited offer to acquire control of the Company. The classified board proposal is also designed to assure continuity and stability in the Board of Directors’ leadership and policies. Although the Board may review other possible anti-takeover programs, the Board has no present intention of proposing additional amendments to the Articles of Incorporation or Bylaws that would affect the ability of a third party to change control of the Company.
          Disadvantages. Because of the additional time required to change control of the Board of Directors, the classified board proposal will tend to perpetuate present management. In addition, because the classified board proposal will increase the amount of time required for a takeover bidder to obtain control of the Company without the cooperation of the Board of Directors, even if the takeover bidder were to acquire a majority of the Company’s outstanding stock, it will tend to discourage certain tender offers, including some tender offers that stockholders may feel would be in their best interests. However, the proposal is not intended as a takeover-resistive measure in response to a specific threat. The classified board proposal will also make it more difficult for the Company’s stockholders to change the composition of the Board of Directors even if the stockholders believe that such a change would be desirable.
          The proposed amendment to the Company’s Bylaws is as follows:
          The entire paragraph of “Section 3.3. Number; Election; Term; Qualification” in “Article III - Board of Directors” in the Bylaws shall be deleted in its entirety and shall be replaced with the following:
“The number of directors of the corporation shall be no less than one or such other minimum number as is required by law. The directors shall be divided into three (3) classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the adoption and filing of this amendment to the By-laws, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three (3) years. At the second annual meeting following this amendment to the By-laws adoption, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three (3) years. At the third annual meeting of stockholders following the adoption and filing of this amendment to the By-laws, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three (3) years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three (3) years to succeed the directors of the class whose terms expire at such annual meeting”.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED AMENDMENT TO THE COMPANY’S BYLAWS TO CREATE A CLASSIFIED BOARD OF DIRECTORS.

ELECTION OF DIRECTORS
          As set forth above (see Proposal No. 1), the Board of Directors also is proposing to stagger the terms of the directors of the Company by classifying the Board into three separate classes. One class would hold office initially for a term expiring at the next Annual Meeting of Stockholders; a second class would hold office initially for a term expiring at the 2011 Annual Meeting of Stockholders; and another class would hold office initially for a term expiring at the 2012 Annual Meeting of Stockholders. At each Annual Meeting following this initial classification and election, the successors to the class of directors whose terms expire at that meeting would be elected for a term of office to expire at the third succeeding Annual Meeting after their election, and until their successors have been duly elected and qualified. Directors chosen to fill vacancies on the classified board would hold office for the remainder of the term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified. Vacancies on the Board of Directors may be filled by persons elected by a majority of the total number of directors then in office.
          If Proposal No. 1 is approved, the Board of Directors intends to place (i) Ronald H. Walker in Class I to serve until the annual meeting of stockholders in 2010; (ii) Ronald D. Ormand in Class II to serve until the annual meeting of stockholders in 2011; and (iii) Gary C. Evans in Class III to serve until the annual meeting of stockholders in 2012.
          If Proposal No. 1 is not approved, the three nominees to serve as directors will be nominated to serve a one-year term until the next Annual Meeting of Stockholders and until their successors are elected and qualified.
          The names, ages, offices held, period of time served as a director and the principal occupation of each person nominated for election as a director are as follows:

Class	Name	Age	Offices Held	Director Since
III	Gary C. Evans	52	Chairman and CEO	December 2006
I	Ronald H. Walker(1)(2)(3)	72	Director	November 2007
II	Ronald D. Ormand (1)(2)(3)	51	Director	June 2009

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Nominating/Corporate Governance Committee
Directors
Gary C. Evans — Chairman, President and Chief Executive Officer
          Gary C. Evans is the Chairman, President and Chief Executive Officer and founder of GreenHunter Energy. Mr. Evans has served as the Chairman and Chief Executive Officer of the Company since December 2006. Mr. Evans is Chairman of Magnum Hunter Resources Corporation, a NYSE Amex listed oil and gas company. Mr. Evans is also a principal in Global Hunter Holdings, L.P., the parent of Global Hunter Securities, LLC., entities active in both direct capital investments and investment banking activities for numerous high growth Chinese-based enterprises.
          During twenty years ending in April 2005, Mr. Evans served as Chairman, President and Chief Executive Officer of the “old” Magnum Hunter Resources, Inc. (a New York Stock Exchange listed company) and Chairman and Chief Executive Officer of all of the Magnum Hunter subsidiaries since their formation or acquisition dating back to 1985. Mr. Evans founded the predecessor company, Hunter Resources, Inc., that was merged into and formed Magnum Hunter Resources, Inc. until its merger with Cimarex Energy, Inc. (NYSE: XEC) during June 2005 in a $2.2 billion transaction. Magnum Hunter Resources, Inc. was in the business of exploration and production of crude oil and natural gas. From 1978 to 1985, Mr. Evans was employed in the banking profession and was associated with the Mercantile Bank of Canada, where he held various positions including Vice President and Manager of the Energy Division of the Southwestern United States, and BancTexas, N.A. f/k/a/ National Bank of Commerce.

          Mr. Evans currently serves as the Lead Director of Novavax, Inc., a NASDAQ listed pharmaceutical company. Mr. Evans serves as an Individual Trustee of TEL Offshore Trust, a NASDAQ listed oil and gas trust. Mr. Evans also serves on the Board of Advisors of the Maguire Energy Institute at Southern Methodist University. Mr. Evans was recognized by Ernst and Young as the Southwest Area 2004 Entrepreneur of the Year for the Energy Sector and was subsequently inducted into the World Hall of Fame for Ernst & Young Entrepreneurs.
Ronald H. Walker — Director
          Ronald H. Walker has been a Director of the Company since November 2007. Prior to his retirement in 2001, Mr. Walker was a senior partner with Korn/Ferry International, the world’s largest executive search firm, for over twenty years. At Korn/Ferry, Mr. Walker’s client base included the Fortune 100 companies. Mr. Walker’s extensive record of government services includes Special Assistant to the President of the United States from 1969 to 1972 where he was the founder and first Director of the White House Advance Office. In this position, he was responsible for planning and coordinating all Presidential travel both domestic and international. Those visits included all fifty states and 25 countries. He personally directed the preparations for the President’s historic trips to the People’s Republic of China and Russia.
          President Nixon appointed Mr. Walker the 8th Director of the National Park Service in December 1972 where he served until 1975. In this position, he was charged with the preservation and care of the country’s 300 National Park System areas encompassing 300 million acres of land. He administered a budget of $350 million and managed 15,000 employees who served the 230 million people that visit America’s parklands annually.
          Mr. Walker previously served as a consultant to the White House Personnel Office. He has also served as a senior advisor to four Presidents and on Special Diplomatic assignments abroad. In addition, he has served as a senior advisor to nine Republican Conventions, highlighted by his Chairmanship and position of CEO of the 1984 Republican National Convention held in Dallas, Texas. At the request of President Ronald Reagan, he also chaired the 50th Presidential Inauguration.
          Mr. Walker has served on numerous Boards, both public and private, including being a public sector member of the United States Olympic Committee (USOC), the National Collegiate Athletic Association (NCAA), Kennedy Center, Vice Chair of the President’s Council on Physical Fitness and Sports, past chairman of the Freedom’s Foundation at Valley Forge, the National Park Foundation, Grand Teton National Park Foundation, Ford’s Theatre, and Vice Chairman of the Bicentennial of the U.S. Constitution.
          Mr. Walker is a distinguished graduate from the University of Arizona with a BA in Government and American History. He also served in the U.S. Army, reaching the rank of captain.
Ronald D. Ormand
          Mr. Ormand has been a Director of the Company since June 5, 2009. Mr. Ormand has over twenty five years of investment and commercial banking experience in the energy industry. Currently, Mr. Ormand serves as Executive Vice President and Chief Financial Officer for Magnum Hunter Resources Corporation (NYSE Amex: MHR) and previously served as President of Perugia Advisors, Inc, a financial advisory and private investment firm focused on the energy industry. Mr. Ormand served as President, Chief Financial Officer and member of the Board of Directors of Tremisis Energy Acquisition II, Corp., (“Tremisis II”) a special purpose acquisition company focused on energy and environmental projects until the sale of a majority interest in Tremisis II to a Korean Investment group in March 2009. Mr. Ormand remains as a member of the Board of Directors of Tremisis II.
          From 2005 to 2007, he served as Managing Director and Head of the North American Oil and Gas Investment Banking group at West LB AG. From 1988 until December 2004, Mr. Ormand was with CIBC World Markets and Oppenheimer & Co., and served as Managing Director and Head of CIBC World Markets’ U.S. Oil and Gas Investment Banking Group. Mr. Ormand received his B.A. in Economics in 1980 and his M.B.A. in Finance and Accounting in 1982 from the University of California Los Angeles, and studied Economics at Cambridge University, England in 1979.

          Our Board of Directors recommends that stockholders vote FOR each of the foregoing directors. Unless otherwise directed by a proxy marked to the contrary, it is the intention of management to vote proxies FOR the election of the foregoing nominees as directors.
PROPOSAL III.
INDEPENDENT PUBLIC ACCOUNTANTS
          It is the recommendation of our Audit Committee to appoint the firm of Hein & Associates as independent auditors of the Company for its fiscal year ended December 31, 2009, and is submitting such selection to the Company’s stockholders for their ratification. The Board recommends that such appointment be approved by the stockholders. The affirmative vote of a majority of the shares of Common Stock present or represented at the meeting is necessary to ratify the appointment of Hein & Associates. A representative of Hein & Associates is expected to be present at the meeting, will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions. If the foregoing proposal is not approved, or if Hein & Associates declines to act or otherwise becomes incapable of performing, or if its appointment is otherwise discontinued, the Board of Directors will appoint other independent accountants whose appointment for any period subsequent to fiscal year 2009 will be subject to approval by the stockholders at the 2010 Annual Meeting.
Principal Accounting Fees and Services

	For the Year Ended December 31,
	2008	2007		2006
Audit	$219,900	$79,501	(a)	$15,000
Tax preparation fees	25,283	10,576		7,643
All other fees	10,100	40,078	(b)	2,550

TOTAL	$255,283	$130,155		$25,193

(a)	Includes fees paid to Hein & Associates for the audit of GreenHunter BioFuels, Inc. financial statements in association with the GreenHunter BioFuels, Inc. acquisition during 2007.

(b)	Includes fees paid to Hein & Associates for the review of financial information filed in the Company’s Form 10.
     Based on the recommendation of our Audit Committee, our Board of Directors recommends that stockholders vote FOR the appointment of Hein & Associates LLP as auditor. Unless otherwise directed by a proxy marked to the contrary, it is the intention of management to vote proxies FOR the appointment of Hein & Associates LLP as auditor.
Corporate Governance
          The business, property and affairs of the Company are managed by the Chief Executive Officer under the direction of the Board of Directors. The Board has responsibility for establishing broad corporate policies and for overall performance and direction of the Company, but is not involved in the day-to-day operations. Members of the Board keep informed of the Company’s business by participating in Board and committee meetings, by reviewing analyses and reports sent to them regularly, and through discussions with the Chief Executive Officer and other officers.
          The Board has adopted corporate governance guidelines that address significant issues of corporate governance and set forth the procedures by which the Board carries out its responsibilities. Among the areas addressed by the guidelines are director qualifications and responsibilities, Board committee responsibilities, selection and election of directors, director compensation and tenure, director orientation and continuing education, access to management and independent advisors, succession planning and management development, board meetings and board and committee performance evaluations. The Board’s Nominating/Corporate Governance committee is responsible for assessing and periodically reviewing the adequacy of these guidelines.

          The guidelines provide that at least a majority of the members of the Board must be independent as required by the NYSE AMEX corporate governance listing standards. The Board has affirmatively determined that all directors, with the exception of Mr. Gary C. Evans, Chairman, President and CEO qualify as independent directors under these standards based on its review of all relevant facts and circumstances.
          The Company also has an Audit Committee established in accordance with the requirements of the NYSE AMEX and the Securities Exchange Act of 1934, as amended. The Audit Committee is currently comprised of two independent directors: Mr. Ronald H. Walker and Mr. Ronald D. Ormand The Board of Directors has made a determination that the members of the Audit Committee satisfy the requirements of the NYSE AMEX as to independence, financial literacy, and experience. The Board of Directors has also determined that Mr. Ormand qualifies as an audit committee financial expert as defined in item 401(h) of Regulation S-K. No member of the Audit Committee serves on the audit committees of more than two other public companies.
Code of Conduct and Ethics
          The Company has a code of conduct and ethics that applies to its officers, employees and directors. This code assists employees in resolving ethical issues that may arise in complying with its policies. The Company’s senior financial officers are also subject to the code of ethics for senior financial officers. The purpose of these codes is to promote, among other things:
•	ethical handling of actual or apparent conflicts of interest;

•	full fair and accurate and timely disclosure in filings with the Securities and Exchange Commission and other public disclosures;

•	compliance with the law and other regulations;

•	protection of the Company’s assets;

•	insider trading policies; and

•	prompt internal reporting of violations of the codes.
     Both of these codes are available on our website at www.greenhunterenergy.com. We will provide these codes free of charge to stockholders who request them. Any waiver of these codes with respect to officers and directors of the Company may be made only by the Board of Directors and will be disclosed to stockholders on our website, along with any amendments to these codes.
Communication with the Board
          The Board has approved the process that stockholders or other interested parties may use in contacting the members of the Board. All parties wishing to communicate with the Board should address letters to:
GreenHunter Energy, Inc.
Attention: Corporate Secretary
1048 Texan Trail
Grapevine, Texas 76051
     In addition, interested parties may e-mail the corporate secretary at: mjohnston@greenhunterenergy.com. All such communications will be forwarded by the Secretary directly to the Board.

Identification of Director Candidates
          Our Nominating/Corporate Governance Committee is responsible for identifying and reviewing director candidates to determine whether they qualify for and should be considered for membership on the Board. The Committee seeks candidates from diverse business and professional backgrounds with outstanding integrity, achievements, judgment and other skills and experience that will enhance the Board’s ability to serve the long-term interests of stockholders. Members of the Board will be asked to submit recommendations when there is an opening or anticipated opening for a director position. The Nominating/Corporate Governance Committee may also use outside sources or third parties to find potential Board member candidates, and similarly may use the services of outside sources or a third party to identify, evaluate or assist in identifying or evaluating nominees brought to their attention.
          The Nominating/Corporate Governance Committee will also consider director candidates recommended by the stockholders. For the 2010 annual meeting of stockholders, any such recommendation should be submitted in writing on or before January 31, 2010, to permit adequate time for review by the Committee. The recommendation should also provide the reasons supporting a candidate’s recommendation, the candidate’s qualifications, the candidate’s consent to being considered as a nominee, and a way to contact the candidate to verify his or her interest and to gather further information, if necessary. In addition, the stockholder should submit information demonstrating the number of shares he or she owns. Stockholders may send recommendations for director candidates to the address listed above under “Communication with the Board.” Stockholders who wish to nominate an individual to the Board must follow the advance notice and other requirements of the Company’s Bylaws.
BOARD MEETINGS, ATTENDANCE AND COMMITTEES
          The Board met eight times during the year ended December 31, 2008, including telephone meetings. All directors attended at least 75% of the meetings held. The Board took all other actions by unanimous written consent during 2008. In addition, all directors attended at least 75% of all meetings of each of the committees on which they served. Mr. Evans, Chairman of the Board, acts as chairman of each Board meeting.
          The Company’s non-management directors, which are all of the Board members other than Mr. Evans, meet at regularly scheduled executive sessions without management. The non-management directors at each meeting determine by vote who shall serve as the presiding director at those executive sessions. Persons wishing to communicate with the non-management directors may do so by writing to them at the corporate headquarters in care of the Secretary, marked Privileged and Confidential.
          The Company encourages the directors to attend, but does not have a policy that all of the directors must be present at the annual meeting of stockholders. The Board has an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee.
Audit Committee Report
          The following is the report of the Audit Committee for the year ended December 31, 2008.
     Management is responsible for the Company’s financial reporting process and systems of internal control. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The primary purpose of the Audit Committee is to monitor and oversee these processes, the independence and performance of the Company’s independent auditors and the Company’s internal audit function. It assists the Board of Directors in fulfilling its responsibility to oversee management’s conduct of the Company’s financial reporting process, including oversight of the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof, the Company’s systems of internal accounting and financial controls, the annual independent audit of the Company’s financial statements and the Company’s legal compliance and ethics programs as established by management and the Board. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the power to retain outside counsel, auditors or other experts for this purpose if deemed necessary. The specific responsibilities of the Audit Committee are set forth in the Charter of the Audit Committee, which was adopted by the Audit Committee on February 13, 2008 and which can be found on our website, www.greenhunterenergy.com under the “Corporate Governance” link.
          The Audit Committee has established procedures for the receipt, retention, and treatment of complaints received regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Persons wishing to communicate with the Audit Committee may do so by calling the Company’s confidential employee hotline number disclosed on the Company’s website: www.greenhunterenergy.com.
          The Audit Committee met six times in 2008 and 2009 concerning activities related to fiscal 2008 matters. The following is a report on the Audit Committee’s activities relating to the fiscal year 2008 activities:
          The Audit Committee:
i.	Reviewed and discussed with the Company’s management, the Company’s audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission (the “Commission”);

ii.	Discussed with the independent auditors the matters required to be discussed pursuant to Statement of Auditing Standards No. 61 (“ SAS 61”), as amended by the Auditing Standards Board of the American Institute of Certified Public Accountants, which include, among other items, matters related to the conduct of the audit of the Company’s financial statements; and

iii.	Received written disclosures and a letter from the independent auditors required by the Independence Standards Board No. 1 (“ISB Standard No. 1”) (which relates to the auditor’s independence from the Company and its affiliates) and discussed with Hein & Associates LLP, the auditor’s independence from the Company. These discussions included a review of all audit and non-audit services provided by the independent auditors to the Company.
          Based on the review and discussion referred to above, the Audit Committee made a recommendation to the Board of Directors that the Company’s audited financial statements be approved and included in the Company’s annual report on Form 10-K for year ended December 31, 2008 filed with the Commission.
Audit Committee:
Ronald D. Ormand
Ronald H. Walker
Compensation Committee
          The Compensation Committee of the Board of Directors is responsible for recommending the types and levels of compensation for executive officers of the Company. The Committee is comprised of two independent, non-employee Directors. Following thorough review and approval by the Committee, decisions relating to executive compensation are reported to and approved by the full Board of Directors. The Compensation Committee, currently composed of Ronald H. Walker, Chairman and Ronald D. Ormand, makes recommendations to the Board of Directors regarding compensation for the Company’s executive officers and administers the Company’s Stock Option Plan. The Compensation Committee for the year 2008 was composed of Stuart W. Ray, Renato T. Bertani and Ronald H. Walker. In June of 2009, Mr. Ormand was elected to the Compensation Committee. The Compensation Committee met one time in 2008 regarding compensation matters for the Company related to fiscal year 2008.

Nominating and Corporate Governance Committee
       The Nominating and Corporate Governance Committee of the Board of Directors is comprised of two independent, non-employee Directors. The two members of the Committee are Ronald D. Ormand, Chairman, and Ronald H. Walker, and both are independent under the NYSE AMEX corporate governance listing standards. The Committee’s responsibilities include the following: (i) general corporate oversight, including oversight of the evaluation of the performance of the Board; (ii) identify and interview individuals qualified to become Board members and recommend such individuals to the Board for selection as director nominees for the next annual meeting of stockholders and/or to fill any existing vacancies as they may occur from time to time among the directors; (iii) develop and recommend to the Board a set of corporate governance principles and guidelines applicable to the Company; (iv) develop and recommend to the Board a code of business conduct and ethics applicable to the Company; and (v) develop and recommend to the Board a code of ethics for senior financial officers applicable to the Company’s principal executive officer, principal financial officer, and principal accounting officer or persons performing similar functions. The Committee met one time in 2008.
          The specific responsibilities of the Nominating/Corporate Governance Committee are identified in the Committee’s charter, which is available on the Company’s website at www.greenhunterenergy.com under the “Corporate Governance” link.
The following table sets forth all compensation for the fiscal years ended 2008 and 2007 awarded to, earned by or paid to executive officers of the Company.

							All Other
Name and Principal		Salary	Bonus	Stock Awards	Option Awards		Compensation	Total
Position	Year	($)	($)	($)	($)		($)	($)
Gary C. Evans —	2008	199,230	200,000	200,000	3,236,640	**	12,000	3,847,870
President and CEO*	2007	151,166	—	—	—		—	151,166

David S. Krueger —	2008	199,230	150,000	150,000	1,011,450	**	9,000	1,519,680
Vice President and CFO	2007	143,910	—	—	968,000		—	143,910

Morgan F. Johnston —	2008	199,230	175,000	175,000	1,011,450	**	9,000	1,569,680
Sr. Vice President,	2007	141,723	—	—	880,000			141,723
General Counsel and Secretary *

*	Mr. Evans and Mr. Johnston did not become employed by GreenHunter Energy, Inc. until March 1, 2007. Mr. Evans’ annual salary for 2007 was $200,000 and Mr. Johnston’s annual salary for 2007 was $175,000. Mr. Evans, Mr. Johnston and Mr. Krueger are the only current officers of GreenHunter Energy, Inc.

**	Mr. Evans received a stock option grant for 880,000 shares, vesting both over time and achieving specific performance goals at an exercise price of $18.91 on February 13, 2008. As of December 31, 2008, 352,000 options have been forfeited. Mr. Krueger received a stock option grant for 275,000 shares, vesting both over time and achieving specific performance goals at an exercise price of $18.91 on February 13, 2008. As of December 31, 2008, 110,000 options have been forfeited. Mr. Johnston received a stock option grant for 275,000 shares, vesting both over time and achieving specific performance goals at an exercise price of $18.91 on February 13, 2008. As of December 31, 2008, 110,000 options have been forfeited.

Outstanding Equity Awards at Fiscal Year-End
The following non-incentive stock options were outstanding to the below named executives at December 31, 2008:

	Number of Securities	Number of Securities
	underlying unexercised	underlying unexercised	Exercise
Name	options exercisable	options unexercisable	Price ($/sh)		Expiration Date
Gary C. Evans, CEO	234,667	293,334	18.91		February 13, 2018

David S. Krueger , Vice President	73,333	91,667	18.91		February 13, 2018
and CFO	550,000	—	5.00	*	May 5, 2017

Morgan F. Johnston, Sr. Vice President,	73,333	91,667	18.91		February 13, 2018
General Counsel and Secretary	500,000	—	5.00	*	May 5, 2017

*	There was no public market for our common shares on the date of grant of the option. Accordingly, the amounts set out in this column are based upon the fair market value per common share as estimated by us as at the date of grant of the option, which was $5.00.
Director Compensation
          The following compensation was paid to our independent members of the board of directors for the year ended December 31, 2008:

	Fees Earned or Paid
	in Cash	Stock Awards	Option Awards	Total
Name	($)	($)	($)	($)
Renato T. Bertani	57,750	—	—	57,750

Stuart W. Ray	56,750	—	—	56,750

James R. Sasser	46,857	—	1,104,533 *	1,151,390

Ronald H. Walker	58,000	—	—	58,000

Robert Zahradnik	55,500	—	—	55,500

*	James R. Sasser received a stock option grant for 100,000 shares vesting equally over a three year period at an exercise price of $10.00 on February 13, 2008.
     For fiscal 2009, our directors (other than members of our management) will be entitled to receive an annual retainer of $50,000, payable quarterly in either cash or restricted common stock, plus $1,000 per meeting of our board of directors, $500 per meeting of a committee of the board attended or $250 if such board member attends a board or committee meeting by telephone. These directors will also be reimbursed for all out-of-pocket expenses incurred in their capacities as members of the board. We will also grant new independent directors 100,000 stock options at an exercise price equal to the then market value vesting over a three year period. We currently maintain directors and officers liability insurance coverage with an aggregate policy limit of $5,000,000.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters
     The following table sets forth information regarding beneficial ownership of GreenHunter’s common stock as of July 31, 2009 held by (i) each of GreenHunter’s directors and named executive officers; (ii) all directors and named executive officers as a group; and (iii) any person (or group) who is known to GreenHunter to be the beneficial owner of more than 5% of any class of its common stock.
     Unless otherwise specified, the address of each of the persons set forth is in care of GreenHunter Energy, Inc., 1048 Texan Trail, Grapevine, Texas 76051.

	Name of Beneficial	Amount and Nature of
Title of Class	Owner	Beneficial Ownership(1)		Percent of Class(9)
Common Stock	Gary C. Evans	16,904,079	(2)	74.0
Common Stock	Ronald D. Ormand	—		—
Common Stock	Ronald H. Walker	33,334	(3)	*
Common Stock	Morgan F. Johnston	577,726	(4)	2.6
Common Stock	David S. Krueger	605,000	(5)	2.9
Common Stock	Investment Hunter, LLC	16,669,412	(6)	74.0
Common Stock	West Coast Opportunity Fund, LLC	2,082,234	(7)	9.9
Common Stock	Southern Ute Growth Fund	1,875,000	(8)	8.7
Common Stock	All officers and directors as a group (5 persons named above)	18,587,480		77.6

1	Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed below has direct ownership of and sole voting power and investment power with respect to the shares of GreenHunter’s common stock.

2	Consists of 15,154,011 shares and 1,515,401 common stock purchase warrants held directly by Investment Hunter, LLC, and 234,667 common stock purchase options at an exercise price of $18.91 per share. Gary C. Evans owns 99% of the capital stock of Investment Hunter, LLC.

3	Consists of 33,334 common stock purchase options at an exercise price of $10.00 per share.

4	Includes 500,000 common stock purchase options at an exercise price of $5.00 per share, 73,333 common stock purchase options at an exercise price of $18.91 per share and 399 common stock purchase warrants at an exercise price of $27.50 per share.

5	Includes 550,000 common stock purchase options at an exercise price of $5.00 per share, 73,333 common stock purchase options at an exercise price of $18.91 per share and 442 common stock purchase warrants at an exercise price of $27.50 per share.

6	Includes 1,515,401 common stock purchase warrants at an exercise price of $27.50 per share.

7	Consists of 541,500 shares of common stock and 1,540,734 shares of Common Stock through the exercise or conversion of derivative securities within 60 days. Paul J. Orfalea, Lance W. Helfert and R. Atticus Lowe have shared voting and investment control over the securities held by West Coast Opportunity Fund, LLC.

8	Includes 625,000 common stock purchase warrants at an exercise price of $27.50 per share.

9	A total of 21,024,440 shares of GreenHunter Energy’s Common Stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1). For each Beneficial Owner above, any options exercisable or securities convertible into common within 60 days have been included in the denominator

MANAGEMENT

Name	Age	Offices Held
Morgan F. Johnston	48	Senior Vice President, General Counsel and Secretary
David S. Krueger	59	Vice President and Chief Financial Officer
Bruce A. Baughman	51	Vice President of Engineering & Technology of GreenHunter BioFuels, Inc.
Morgan F. Johnston — Senior Vice President, General Counsel, and Secretary
          Morgan F. Johnston has served as Senior Vice President, General Counsel and Secretary of the Company since March 1, 2007. From June 2005 until March 1, 2007, Mr. Johnston was a sole practitioner representing clients in corporate and securities law. He previously served as the Senior Vice President, General Counsel and Secretary of Magnum Hunter Resources, Inc. (MHR), a NYSE listed company, from January 1, 2003 to June of 2005. He served as MHR’s Vice President and General Counsel since April 1997 and also served as MHR’s Secretary since May 1996. Magnum Hunter Resources, Inc. was in the business of exploration and production of crude oil and natural gas.
          Mr. Johnston was in private practice as a sole practitioner from May 1996 to April 1997, specializing in corporate and securities law. From February 1994 to May 1996, Mr. Johnston served as General Counsel for Millennia, Inc. and Digital Communications Technology Corporation, two AMEX listed companies. He also previously served as securities counsel for Motel 6 L.P., an NYSE listed company. Mr. Johnston graduated cum laude from Texas Tech Law School in May 1986 and was also a member of the Texas Tech Law Review. He is licensed to practice law in the State of Texas.
David S. Krueger — Vice President and Chief Financial Officer
          David S. Krueger has served as Vice President and Chief Financial Officer of GreenHunter since May 2006. From June 2005 to May 2006, Mr. Krueger was Vice President and Chief Financial Officer for Sulphur River Exploration, Inc. in Dallas, Texas. Sulphur River Exploration, Inc. is an independent oil and gas exploration, production, and operating company.
          Mr. Krueger served as Vice President and Chief Accounting Officer of Magnum Hunter Resources, Inc. from January 1997 to June 2005. Magnum Hunter Resources, Inc. was in the business of exploration and production of crude oil and natural gas. Mr. Krueger acted as Vice President-Finance of Cimarron Gas Holding Co., a gas processing and natural gas liquids marketing company in Tulsa, Oklahoma, from April 1992 until January 1997. Mr. Krueger served as Vice President/Controller of American Central Gas Companies, Inc., a gas gathering, processing and marketing company from May 1988 until April 1992. From 1974 to 1986, Mr. Krueger served in various managerial capacities for Southland Energy Corporation. Mr. Krueger, a certified public accountant, graduated from the University of Arkansas with a B.S. degree in Business Administration and earned his M.B.A. from the University of Tulsa.
Bruce A. Baughman — Vice President of Engineering & Technology of GreenHunter BioFuels, Inc.
          Bruce A. Baughman has served as GreenHunter BioFuels, Inc.’s Vice President of Engineering and Technology since February 2007. He is currently serving as the General Manager of the BioFuels project in Houston where GreenHunter owns a 105-mgy distilled bio-diesel refinery, a 21-mgy methanol distillation business unit, a 200-million pound per year glycerin distillation plant, and a 700,000 barrel bulk storage/terminal facility.
          Mr. Baughman has served in various roles of increasing responsibility in the oilseed processing, food/specialty chemical processing, power generation and biofuels manufacturing sectors over the last 28 years.
          Mr. Baughman attended the United States Military Academy at West Point from 1977 to 1979 focusing on Chemistry, and later received a B.S. in Chemical Engineering from the University of Missouri at Rolla. In 1980, Mr. Baughman began his professional career with A.E. Staley — later - Archer Daniels Midland (ADM), and continued with Protein Technologies International (now Dupont/Solae), Kraft General Foods, Cargill, and Abitec

Corp. (a subsidiary of Associated British Foods) before joining the consulting engineering firm, Henneman Engineering/Industrial Technology Group as Vice President —Process Engineering.
Certain Relationships and Related Transactions, and Director Independence
Transactions with Related Persons.
     On January 2, 2007, GreenHunter issued a promissory note in the principal amount of $2.8 million in favor of Investment Hunter, LLC, an entity controlled and owned by Mr. Gary Evans, Chairman, President and CEO. The note bore interest at the rate of ten percent (10%) per annum simple interest. Accrued interest was due and payable on December 31, 2007. In December 2007, the note was amended to allow interest due at December 31, 2007 to be added to the principal balance of the note rather than be paid. On January 1, 2008, the promissory note plus accrued interest was renewed and extended through the issuance of a GreenHunter subordinated convertible promissory note in the amount of $3.1 million with interest at an annual rate of 10% first due on December 31, 2008. The note was convertible at the option of the holder into our common stock at a conversion price of $5.00 per share for the original principal balance of $2.8 million and at a conversion price of $12.00 for the $285 thousand of accrued interest rolled into the note. On August 28, 2008, Investment Hunter elected to convert the principal amount of the note into 594,011 shares of GreenHunter common stock and the paid accrued interest was paid in cash.
     Our loan from Investment Hunter, LLC described above was unanimously approved by our Board of Directors, with Mr. Evans abstaining.
     During 2008, GreenHunter Energy rented an airplane for business use at various times from Pilatus Hunter, LLC, an entity 100% owned by Mr. Evans. Airplane rental expenses totaled $409 thousand for the 2008 year.
     During the year ended December 31, 2008, we leased excess office space to Gruy Petroleum Management, LLC, an entity owned 100% by Mr. Evans for $48 thousand.
     During July 2008, the Southern Ute Growth Fund, a significant shareholder of GreenHunter, posted an irrevocable letter of credit to Wyoming Colorado Intertie, LLC on our behalf for approximately $11.3 million. The Operating Director of the Southern Ute Growth Fund, Robert Zahradnik, previously served on our Board of Directors.
     The Company currently does not have a written, stand-alone policy for evaluating related party transactions. The Board’s review procedures include evaluating the following:
•	the nature of the relationships among the parties;

•	the materiality of the transaction to the company;

•	the related person’s interest in the transaction; and

•	the benefit of the transaction to the related person and to the company.
     Additionally, in cases of transactions in which a director or executive officer may have an interest, the Board also will evaluate the effect of the transaction on such individual’s willingness or ability to properly perform his or her duties at the company.
STOCKHOLDER’S PROPOSALS AND OTHER MATTERS
          The Company’s management is not aware of any matters other than those set forth in this Proxy Statement which will be presented for action at the meeting. If any other matters should properly come before the meeting, the persons authorized under management’s proxies shall vote and act with respect thereto according to their best judgment.
          Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders in the year 2010 must be received by the Company by January 31, 2010, in order to be considered for inclusion in the Company’s proxy statement and form of proxy relating to that meeting. The Company will bear the cost of the solicitation of the Board of Directors’ proxies for the meeting, including the cost of preparing, assembling and mailing proxy materials, the handling and tabulation of proxies received and charges of brokerage houses and other institutions, nominees and fiduciaries in forwarding such materials to beneficial owners. In addition to the mailing of the proxy material, such solicitations may be made in person or by telephone or telegraph by directors, officers and regular employees of the Company. No additional compensation will be paid to such individuals.

REVOCABLE PROXY
GREENHUNTER ENERGY, INC.
1048 Texan Trail, Grapevine, TX 76051
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
          The undersigned hereby appoints Gary C. Evans and Morgan F. Johnston, or either of them, with full power of substitution, proxies of the undersigned, with all the powers that the undersigned would possess if personally present to cast all votes that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of GreenHunter Energy, Inc., (the “Company”) to be held on Monday, October 19, 2009, at our corporate office located at 1048 Texan Trail, Grapevine, TX 76051 at 10:30 a.m., Central Daylight Time, and any and all adjournments or postponements thereof, with respect to the following matters described in the accompanying Proxy Statement and, in their discretion, on other matters which come before the meeting.
(1)	(1) To vote on a proposal to amend the Company’s Bylaws to provide for the establishment of a classified Board of Directors;
[ ] FOR [ ] AGAINST [ ] ABSTAIN
(2)
To elect three (3) Directors; if Proposal No. 1 is approved, one (1) will be elected to serve a one year term, one (1) will be elected to serve a two year term and one (1) will be elected to serve a three year term; if Proposal No. 1 is not approved, all will serve until the 2010 Annual Meeting or until their respective successors are duly elected and qualified;

[ ] FOR [ ] AGAINST [ ] FOR ALL EXCEPT (See instructions below.)

Nominees: Class I: Ronald H. Walker [ ] Class II: Ronald D. Ormand [ ] Class III: Gary C. Evans [ ]

Instructions: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and mark the box next to each nominee you wish to withhold, as shown here: [X]
(3)	To ratify the appointment of Hein & Associates as the Company’s independent auditors to examine the accounts of the Company for the fiscal year ending December 31, 2009; and
[ ] FOR [ ] AGAINST [ ] ABSTAIN
(4)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
[ ] FOR [ ] AGAINST [ ] ABSTAIN
Your Board of Directors unanimously recommends a vote FOR the proposals set forth above
(Continued and to be signed on the reverse side)

(Continued from other side)

This Proxy will be voted at the Special Meeting or any adjournment or postponement thereof as specified. If no specifications are made, this Proxy will be voted FOR the proposals as set forth above. This Proxy hereby revokes all prior proxies given with respect to the shares of the undersigned.

Date:	, 2009

(Signature)

(Please print your name)
          (Please sign name as fully and exactly as it appears opposite. When signing in a fiduciary or representative capacity, please give full title as such. When more than one owner, each owner should sign. Proxies executed by a corporation should be signed in full corporate name by duly authorized officer. If a partnership, please sign in partnership name by an authorized person.)
PLEASE MARK, SIGN, DATE AND MAIL TO THE COMPANY
AT THE ADDRESS STATED ON THE RETURN ENVELOPE.